                                                                      EXHIBIT 11
                                                                      ----------



                                TOWER AIR, INC.

                      COMPUTATION OF NET INCOME PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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


                                                         YEARS ENDED DECEMBER 31,
                                           -----------------------------------------
                                              1996             1995           1994
                                           ---------        ----------     ---------

Net income (loss)                          $(20,883)         $10,689         $   568
                                           ========          =======         =======
Average common shares outstanding            15,290           15,290          15,376

Net shares to be issued upon exercise
 of dilutive stock warrants and options
 after applying treasury stock method             0               15              20
                                           --------          -------         -------
Adjusted shares outstanding                 15,290            15,305          15,396
                                           ========          =======         =======
  Net income per share                     $  (1.37)         $   .70         $   .04
                                           ========          =======         =======

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